EXHIBIT (a)(1)(A)

                               EOG RESOURCES, INC.

                           Offer to Purchase for Cash
                      Any and All Outstanding Shares of Its
     7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B
                     Liquidation Preference $1,000 per share
                  CUSIP No. 26875P 40 8, ISIN No. US36875P4081
                                       at
             $1,074.01 per share, plus Accrued but Unpaid Dividends
                             to the Date of Purchase

         THE OFFER SET FORTH HEREIN AND THE RIGHT OF WITHDRAWAL DESCRIBED HEREIN WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON NOVEMBER 8, 2006 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED (SUCH TIME AND DATE, THE "EXPIRATION DATE"). HOLDERS OF SHARES OF EOG RESOURCES, INC. 7.195% FIXED RATE CUMULATIVE PERPETUAL SENIOR PREFERRED STOCK, SERIES B, MUST TENDER THEIR SHARES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO RECEIVE THE OFFER CONSIDERATION. TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

         EOG Resources, Inc., a Delaware corporation, invites holders of shares of its 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B, liquidation preference $1,000.00 per share (the "Shares" or the "Series B Preferred Stock"), to tender any and all Shares at a price of $1,074.01 per share plus accrued but unpaid dividends up to, but not including, the date of purchase (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer").

         The following table sets forth the total consideration a hypothetical stockholder may receive in exchange for the tender of each Share held by such stockholder. Please note that the following hypothetical is purely for demonstration purposes and the total consideration received for each Share tendered by you may be subject to certain tax and other restrictions and conditions as set forth herein. Please read this Offer to Purchase carefully before making your decision.

               HYPOTHETICAL TOTAL CONSIDERATION PER SHARE TENDERED

  Tender Price       Accrued and Unpaid       Total consideration received*
   per Share        Dividends* per Share       for tender of one (1) Share
--------------      --------------------      ------------------------------
  $ 1,074.01               $ 10.99                       $ 1,085.00

* Assumes a payment date of November 10, 2006.

         The Offer is not conditioned upon any minimum number of Shares being tendered. However, the Offer is subject to certain conditions contained in this Offer to Purchase. Please read Section 1, "Terms of the Offer; Expiration Date" and Section 10, "Conditions to the Offer," which set forth in full the conditions to the Offer.

         Our board of directors has approved the Offer. However, holders of Shares must make their own decision as to whether to tender Shares and, if so, how many Shares to tender. None of us, our executive officers, our board of directors, the Dealer Managers, the Information Agent or the Depositary, makes any recommendation as to whether you should tender or refrain from tendering Shares.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   ----------

UBS INVESTMENT BANK                                              LEHMAN BROTHERS

             The Date of this Offer to Purchase is October 11, 2006.

                                    IMPORTANT

         Any stockholder who desires to accept this Offer and tender all or any portion of such stockholder's Shares pursuant to the Offer should either

               o complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, deliver the Letter of Transmittal and any other required documents to the Depositary by mail or facsimile, and deliver the Share certificates to the Depositary along with the Letter of Transmittal or a manually signed facsimile copy thereof, as is set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares," prior to the expiration of the Offer or

               o request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder.

         A stockholder whose Shares are held in book-entry form should indicate that such stockholder is tendering such Shares in the Letter of Transmittal. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

         A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot deliver all required documents to the Depositary at or prior to the Expiration Date, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

         This Offer to Purchase and the Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

         This Offer does not constitute an offer to purchase Shares nor a solicitation of offers to sell Shares in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.

         The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time subsequent to the date on the front cover of this Offer to Purchase or that there has been no change in the information set forth in this Offer to Purchase or in our affairs or those of any of our subsidiaries since that date.

         No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by us, the Dealer Managers, the Information Agent or the Depositary.

                                TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                  -------
FORWARD-LOOKING STATEMENTS.............................................................................ii

AVAILABLE INFORMATION.................................................................................iii

SUMMARY TERM SHEET......................................................................................1

THE OFFER...............................................................................................6

     1.  TERMS OF THE OFFER; EXPIRATION DATE............................................................6

     2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES..................................................7

     3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES........................................8

     4.  WITHDRAWAL RIGHTS AND PROCEDURES..............................................................11

     5.  BACKGROUND AND PURPOSE OF THE OFFER; PLANS AND PROPOSALS......................................12

     6.  EFFECT OF THE OFFER ON THE MARKET FOR OUR SERIES B PREFERRED STOCK; REGISTRATION UNDER
         THE EXCHANGE ACT..............................................................................13

     7.  CERTAIN INFORMATION CONCERNING EOG............................................................13

     8.  INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS
         CONCERNING SHARES; PURCHASES..................................................................14

     9.  SOURCE AND AMOUNT OF FUNDS....................................................................14

     10. CONDITIONS TO THE OFFER.......................................................................14

     11. CERTAIN LEGAL MATTERS AND REGULATORY MATTERS..................................................15

     12. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................................15

     13. THE DEALER MANAGERS, THE INFORMATION AGENT AND  THE DEPOSITARY................................19

     14. FEES AND EXPENSES.............................................................................20

     15. MISCELLANEOUS.................................................................................20

                           FORWARD-LOOKING STATEMENTS

         This Offer to Purchase and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact, including, among others, statements regarding our future financial position, business strategy, budgets, reserve information, projected levels of production, projected costs and plans and objectives of management for future operations, are forward-looking statements.

         We typically use words such as "expect," "anticipate," "estimate," "strategy," "intend," "plan," "target" and "believe" or the negative of those terms or other variations of them or by comparable terminology to identify our forward-looking statements. In particular, statements, express or implied, concerning future operating results, the ability to replace or increase reserves or to increase production, or the ability to generate income or cash flows or pay dividends are forward-looking statements.

         Forward-looking statements are not guarantees of performance. Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be achieved. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

         o the timing and extent of changes in commodity prices for crude oil, natural gas and related products, foreign currency exchange rates and interest rates;

         o the timing and impact of liquefied natural gas imports and changes in demand or prices for ammonia or methanol;

         o    the extent and effect of any hedging activities we engage in;

         o the extent of our success in discovering, developing, marketing and producing reserves and in acquiring oil and gas properties;

         o the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may therefore be imprecise;

         o the availability and cost of drilling rigs, experienced drilling crews, materials and equipment used in well completions and tubular steel;

         o the availability, terms and timing of governmental and other permits and rights of way;

         o    the availability of pipeline transportation capacity;

         o    the availability of compression uplift capacity;

         o the extent to which we can economically develop our Barnett Shale acreage outside of Johnson County, Texas;

         o whether we are successful in our efforts to more densely develop our acreage in the Barnett Shale and other production areas;

         o    political developments around the world;

         o    acts of war and terrorism and responses to these acts;

         o    weather; and

         o    financial market conditions.

         When considering forward-looking statements, you should keep these factors in mind. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. Forward-looking statements speak only as of the date made and, except as required by applicable law, we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                              AVAILABLE INFORMATION

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act", and, in accordance therewith, file reports and other information with the Securities and Exchange Commission, which we refer to as the "SEC". You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copying charges. Our SEC filings are also available to the public on the SEC's website at www.sec.gov.

         Our common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We are "incorporating by reference" specified documents that we file with the SEC, which means:

         o incorporated documents are considered part of this Offer to Purchase; and

         o we are disclosing important information to you by referring you to those documents.

         We incorporate into this document by reference the documents listed below, which we have already filed with the SEC:

         o    Our Annual Report on Form 10-K for the year ended December 31,
              2005;

         o    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
              2006;

         o    Our Quarterly Report on Form 10-Q for the quarter ended June 30,
              2006;

         o Our Proxy Statement for our 2006 Annual Meeting filed on March 30, 2006;

         o    Our Current Report on Form 8-K filed on April 18, 2006; and

         o    Our Current Report on Form 8-K filed on August 31, 2006.

         Copies of these filings are available on our website at www.eogresources.com. The information contained on or accessible through our website is not a part of or incorporated by reference into this Offer to Purchase or our other securities filings that are incorporated by reference into this Offer to Purchase. You may also request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning our Corporate Secretary, Patricia L. Edwards, at the following address:

                               EOG Resources, Inc.
                           333 Clay Street, Suite 4200
                            Houston, Texas 77002-7361
               Attention: Patricia L. Edwards, Corporate Secretary
                            Telephone: (713) 651-7000

                               SUMMARY TERM SHEET

         This Summary highlights selected information from this Offer to Purchase and may not contain all the information that is important to you. To better understand the Offer and for a complete description of the terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. We also encourage you to read the documents incorporated by reference into this Offer to Purchase. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed on the back cover of this Offer to Purchase. Section and heading references are included to direct you to a more complete description of the topics contained in this Summary.

Who is offering to buy my securities?

         EOG Resources, Inc., which we refer to as "we," "us" or "EOG", is offering to repurchase any and all outstanding shares of its 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B, with a liquidation preference of $1,000.00 per share (the "Shares"), in a self-tender offer. The Shares originally were issued on July 20, 2000 in connection with an exchange offer commenced on June 7, 2000 pursuant to which we issued one Share in exchange for each of the 100,000 shares of our Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, then issued and outstanding. All the shares of Series A preferred stock tendered in the exchange offer were retired at that time, and there are no longer any shares of Series A preferred stock authorized, issued or outstanding. Each stockholder is entitled to tender all of their Shares. The Shares purchased pursuant to the Offer will be retired.

         The shares of Series A preferred stock surrendered in exchange for the Shares were issued originally in a private offering in December 1999.

         We are a Delaware corporation, incorporated in 1985, that together with our subsidiaries explores for, develops, produces and markets natural gas and crude oil primarily in major producing basins in the United States of America, Canada, offshore Trinidad, the United Kingdom North Sea and from time to time, select other international areas.

         Our principal executive offices are located at 333 Clay Street, Suite 4200, Houston, Texas 77002-7361. Our telephone number is (713) 651-7000.

What are the classes and amounts of securities sought in this Offer?

         We are offering to repurchase any and all of the outstanding Shares. As of the date of this Offer to Purchase, there were 100,000 Shares outstanding. Please see Section 1, "Terms of the Offer; Expiration Date."

Why are you offering to buy my Shares?

         The Offer is being made in an effort to improve our overall financial condition and enhance our financial flexibility. Dividend payments with respect to the Shares dilute our reported per-share earnings and, because they are not tax-deductible, are more costly to us on an after-tax basis, than the interest charges with respect to an equivalent amount of our outstanding indebtedness. In addition, we believe that our current financial condition makes this a particularly opportune time to repurchase the Shares.

How much are you offering to pay for the Shares and what is the form of payment? Will I have to pay any fees or commissions?

         We are offering to pay, net to you in cash, $1,074.01 per Share, plus accrued but unpaid dividends, if any, up to, but not including, the date of purchase, upon the terms and subject to the conditions contained in this

Offer to Purchase and in the related Letter of Transmittal. If you validly tender your Shares to us pursuant to the Offer, you will not have to pay brokerage fees, commissions or similar expenses to the Depositary or us. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

What are the most significant conditions of the Offer?

         While the Offer is not conditioned upon a minimum number of Shares being tendered or our receipt of financing, it is subject to other customary conditions such as whether there is any governmental or regulatory order prohibiting or otherwise restricting our ability to consummate the Offer. Please read Section 1, "Terms of the Offer; Expiration Date" and Section 10, "Conditions to the Offer," which more fully describe the conditions to the Offer.

Do you have enough financial resources to make payment for tendered Shares?

         We have sufficient funds available to purchase all the Shares we are offering to buy in the Offer. Our obligation to purchase Shares is not conditioned upon our receipt of financing, and we will have sufficient cash and cash equivalents for the purpose of repurchasing all Shares validly tendered pursuant to the Offer and not withdrawn. Please see Section 9, "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender Shares pursuant to the Offer?

         Because the form of payment for the tendered Shares consists solely of cash and our Offer is not contingent upon our receipt of financing, we do not think our financial condition is relevant to your decision to tender Shares pursuant to the Offer. However, after the completion of the Offer, we will continue to be obligated to pay dividends with respect to the shares of Series B Preferred Stock, if any, that remain outstanding after the completion of the Offer. We do not believe that our repurchase of Shares will adversely affect our ability to make dividend payments with respect to any remaining Shares as and when such dividends become payable.

How much time do I have to decide whether to tender Shares pursuant to the Offer?

         You will have until at least 9:00 a.m., New York City time, on Wednesday, November 8, 2006 to tender your Shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended, and if so, under what circumstances?

         We expressly reserve the right, subject to applicable law, to extend the period of time during which the Offer remains open. Please see Section 1, "Terms of the Offer; Expiration Date."

How will I be notified if the Offer is extended?

         If we decide to extend the Offer, we will inform D.F. King & Co., Inc., the Depositary, of that decision, and will notify you in writing of the new Expiration Date no later than 9:00 a.m., New York City time, on the day the Offer was previously scheduled to expire. Please see Section 1, "Terms of the Offer; Expiration Date."

How many Shares am I entitled to tender pursuant to the Offer? How many of my Shares will you purchase?

         We are offering to purchase any and all of the currently outstanding Shares. The Offer entitles you to tender all or any portion of the Shares that you own. We will purchase, for the Offer Consideration, all Shares properly tendered, and not withdrawn, on or prior to the Expiration Date.

         If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share certificates are submitted evidencing more Shares than are tendered, Share certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder, promptly following the expiration or termination of the Offer.

How do I tender my Shares?

         To tender your Shares, you must:

         o complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it (or a manually signed facsimile of the Letter of Transmittal) together with your Share certificates (or, if your Shares are held in book-entry form, indicate that you are tendering such Shares) and any other required documents, to D.F. King & Co., Inc., the Depositary, no later than the time the Offer expires; or

         o if your Share certificates are not immediately available or not held by you in book-entry form or if you cannot deliver your Share certificates and any other required documents to D.F. King & Co., Inc., the Depositary, prior to the expiration of the Offer, tender your Shares by complying with the guaranteed delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

         o if your Shares are held through the Depository Trust Company, or "DTC", DTC participants should either (1) mail or deliver the properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, together with any other documents required by the Letter of Transmittal, to D.F. King & Co., Inc., the Depositary, or (2) electronically transmit their acceptance through the DTC Automated Tender Offer Program ("ATOP") (and thereby tender Shares). Upon receipt of such stockholder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Shares must be made to D.F. King & Co., Inc., the Depositary, pursuant to the book-entry delivery procedures described in Section 3, "Procedures for Accepting the Offer and Tendering Shares."

Until when can I withdraw previously tendered Shares?

         You may withdraw any previously tendered Shares at any time prior to the Expiration Date. Please see Section 4, "Withdrawal Rights and Procedures."

How do I withdraw my previously tendered Shares?

         In order to withdraw your tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to D.F. King & Co., Inc., the Depositary, while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares.

When and how will I be paid for my tendered Shares?

         We will pay for all validly tendered and not withdrawn Shares promptly after the Expiration Date. We refer to the date on which such payment is made as the "Payment Date." We expect the Payment Date to be November 10, 2006. We reserve the right to delay payment for Shares in anticipation of governmental or regulatory approvals.

         We will pay for your validly tendered and not withdrawn Shares by depositing the aggregate Offer Consideration with D.F. King & Co., Inc., which will act as your agent for purposes of receiving payments from us and transmitting the payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by D.F. King & Co., Inc. of certificates for such Shares, or in the case of stockholders who own Shares in book-entry form, an indication in the Letter of Transmittal that such stockholder is tendering its Shares, plus a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See Section 2, "Acceptance for Payment and Payment for Shares" and Section 3, "Procedures for Accepting the Offer and Tendering Shares."

What do EOG and its board of directors think of the Offer?

         Neither we nor our executive officers or board of directors makes any recommendation to you as to whether to tender your Shares.

What are the tax consequences of the transaction to me?

         Except for the amount of cash received representing the payment of accrued but previously-unpaid dividends, which will be treated as ordinary dividend income for United States federal income tax purposes, your receipt of cash for Shares validly tendered pursuant to the Offer will, if you meet certain conditions, require the recognition of gain or loss in an amount equal to the difference between (1) the cash you receive pursuant to the Offer and (2) your adjusted tax basis in the Shares that you surrender pursuant to the Offer. That gain or loss will be a capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if you have held the Shares for more than one year at the time the Offer is completed. However, the tax consequences of the Offer to you may vary depending on your particular facts and circumstances, and it is possible that the entire amount of cash you receive pursuant to the Offer will be treated as a dividend. See Section 12, "Material United States Federal Income Tax Consequences" for a more detailed discussion of the tax treatment of accepting the Offer. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.

If I decide not to tender, how will the Offer affect my Shares?

         If you decide not to tender your Shares, each such Share will continue to have a liquidation preference of $1,000 and generally accrue cumulative preferred dividends at an annual rate of $71.95 per share. Dividends with respect to the Shares you retain will be payable on March 15, June 15, September 15 and December 15 of each year.

Will EOG continue to make SEC filings?

         Yes. We will continue to file reports with the SEC so long as our publicly traded common stock remains outstanding.

What is the market value of my Shares as of a recent date?

         There is no established public trading market for the Shares; however, the face value of the Shares is $1,000.00 per share. We advise you to consult your own financial advisor as to the value of the Shares.

With whom may I talk if I have questions about the Offer?

         Banks and brokers may call D.F. King & Co., Inc., the Information Agent, at (212) 269-5550, and all others may call (800) 628-8532, with requests for documents in connection with the tender offer. Questions regarding the tender offer may be directed to UBS Securities LLC at (888) 722-9555 x 4210 (toll free) or (203) 719-4210 (collect) or to Lehman Brothers Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect). Please see the back cover of this Offer to Purchase.

                                    THE OFFER

                     1. TERMS OF THE OFFER; EXPIRATION DATE

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase from the holders of shares of our Shares any and all of the 100,000 outstanding Shares. We will purchase from each tendering stockholder any and all Shares that have been properly tendered and not withdrawn. See Section 2, "Acceptance for Payment and Payment for Shares." We will pay $1,074.01 plus accrued but unpaid dividends, if any, up to, but not including, the Payment Date for each Share tendered. We refer to this amount collectively as the "Offer Consideration". The Offer will expire at 9:00 a.m., New York City time, on Wednesday, November 8, 2006, such time and date we refer to as the "Expiration Date", unless we extend the period of time for which the Offer is open, in which case, "Expiration Date" means the latest time and date on which the Offer, as so extended, will expire.

         We will pay for all validly tendered and not withdrawn Shares following acceptance of such Shares for payment promptly after the Expiration Date. We refer to the date on which such payment is made as the "Payment Date." We currently expect the Payment Date to be November 10, 2006. We reserve the right to delay payment for Shares in order to obtain all necessary governmental or regulatory approvals. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer. We will pay accrued and unpaid dividends, if any, on the purchased Shares up to, but not including, the Payment Date.

         Stockholders who validly tender their Shares (and do not withdraw their Shares in accordance with the procedures set forth in Section 4, "Withdrawal Rights and Procedures") pursuant to the Offer on or prior to the Expiration Date and whose Shares are accepted for payment pursuant to the Offer will receive the Offer Consideration. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

         Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by written notice delivered to each stockholder by overnight courier or hand-delivery service, such notice in the case of an extension to be delivered no later than 9:00 a.m., New York City time, on the scheduled Expiration Date. Subject to applicable law (including Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to deliver notice to the holders of the Shares, we will have no obligation to publish, advertise or otherwise communicate any such notice other than by delivering such notice to each stockholder by overnight courier or hand-delivery service prior to 9:00 a.m., New York City time, on the Expiration Date. Any extension, amendment or termination will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act. If, prior to the Expiration Date, we decide to increase the Offer Consideration, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time that notice of any such increase is first delivered to holders of Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so delivered, the Offer will be extended at least until the expiration of such ten business day period.

         For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         We are mailing this Offer to Purchase and the related Letter of Transmittal to record holders of Shares whose names appear on our stockholder list and we will furnish this Offer to Purchase, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

                2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment from each stockholder the total number of Shares which are validly tendered (and not properly withdrawn in accordance with the procedures described in Section 4, "Withdrawal Rights and Procedures") on or prior to the Expiration Date. We will pay for all Shares validly tendered (and not withdrawn) promptly following the acceptance of such Shares for payment pursuant to the Offer by depositing the Offer Consideration with the Depositary. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC, we expressly reserve the right to delay payment for Shares in order to obtain all necessary governmental or regulatory approvals. See Section 1, "Terms of the Offer; Expiration Date" and Section 11, "Certain Legal Matters and Regulatory Approvals."

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of

               o the certificates evidencing such Shares (the "Share Certificates"), or if a stockholder owns Shares in book-entry form, an indication that such stockholder is tendering his book-entry Shares, pursuant to the procedures set forth in Section 3, "Procedures for Accepting the Offer and Tendering Shares,"

               o the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and

               o any other documents required under the Letter of Transmittal. For purposes of the Offer, we will be deemed to have accepted for payment (and thereby have purchased) Shares validly tendered and not properly withdrawn, if and when we give notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer.

         Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Consideration with the Depositary, which will act as the agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Consideration be paid, regardless of any delay in making such payment.

         The Offer entitles you to tender all or any portion of the Shares that you own. We will purchase all Shares validly tendered (and not withdrawn) on or prior to the Expiration Date at a price equal to the Offer Consideration with respect to such Shares.

         If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Shares than are tendered, certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder promptly following the expiration or termination of the Offer. In the event Shares held in book-entry form are not accepted or are not properly tendered, then such Shares will be again credited to the stockholder in book-entry form. We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the right of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

           3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

         Tender of Shares. The tender by a stockholder (and subsequent acceptance of such tender by us) pursuant to one of the procedures set forth below will constitute an agreement between such stockholder and us in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal.

         The method of delivery of Shares and Letters of Transmittal, any required signature guarantees and all other required documents is at the election and risk of the stockholder tendering Shares and delivering Letters of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the stockholder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to such date. Instead of delivery by mail, it is recommended that stockholders use an overnight or hand delivery service.

         Only stockholders are authorized to tender their Shares. The procedures by which Shares may be tendered by beneficial owners that are not stockholders will depend upon the manner in which the Shares are held. Each stockholder who validly tenders Shares pursuant to the Offer on or prior to the Expiration Date will receive his portion of the total Offer Consideration, based on the number of Shares tendered and accepted for payment as provided in Section 2, "Acceptance for Payment and Payment for Shares."

         Tender of Shares Held in Physical Form. To effectively tender Shares held in physical form pursuant to the Offer, a properly completed Letter of Transmittal (or a facsimile thereof duly executed by the stockholder), and any other documents required by the Letter of Transmittal, with the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date; provided, however, that the tendering stockholder may instead comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and any certificates evidencing Shares tendered pursuant to the Offer should be sent only to the Depositary and should not be sent to us.

         The proper completion, execution and delivery of the Letter of Transmittal by a registered holder of Shares will constitute a valid tender of Shares by such stockholder.

         If Shares are registered in the name of a person other than the person executing the Letter of Transmittal with respect to such Shares, then, in order to validly tender such Shares pursuant to the Offer, the Shares must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed by such registered stockholder or stockholders as its or their name or names appears thereon, with the signature(s) on the Shares or instruments of transfer guaranteed as provided below.

         Tender of Shares Held Through a Custodian. To effectively tender Shares that are held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such registered stockholder to deliver a Letter of Transmittal on the beneficial owner's behalf. A Letter of Instruction is included in the materials provided with this Offer to Purchase and may be used by a beneficial owner to effect the tender of Shares.

         Except as provided below, unless the Shares being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal), we may, at our option, reject such tender. Payment for the Shares will be made only against deposit of the tendered Shares and delivery of all other required documents.

         Tender of Shares Held Through DTC. To effectively tender Shares that are held through DTC, DTC participants should either (1) mail or deliver the properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary, or (2) electronically transmit their acceptance through the DTC Automated Tender Offer Program ("ATOP") (and thereby tender Shares), for which the transaction will be eligible, in lieu of physically completing and executing the Letter of Transmittal and delivering it to the Depositary. Upon receipt of such stockholder's acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Shares must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

         Except as provided below, unless the Shares being tendered are deposited with the Depositary prior to the Expiration Date accompanied by the properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, or a properly transmitted Agent's Message, EOG may, at our option, treat such tender as defective for purposes of the right to receive the Offer Consideration. Payment for the Shares will be made only against deposit of the tendered Shares and delivery of any other required documents.

         Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, in connection with the tender of such Shares. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary.

         The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares and that such participant has received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and EOG may enforce such agreement against such participants.

         Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Shares tendered thereby are tendered and delivered

               o by a registered holder of the Shares or by a Participant in DTC whose name appears on a security position listing as the owner of such Shares, or

               o for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. (NASD) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

         If the Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if Shares not accepted for payment or not tendered are to be returned to a person other than the registered stockholder, then the signatures on the Letters of Transmittal accompanying the tendered Shares must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 3 of the Letter of Transmittal.

         Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and time will not permit the Letter of Transmittal, certificates representing such Shares and all other required documents to reach the Depositary on or prior to the Expiration Date, such stockholder may nevertheless tender Shares if all the following conditions are satisfied:

               o    the tender is made by or through an Eligible Institution;

               o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided herewith, is received by the Depositary on or prior to the Expiration Date, as provided below; and

               o the certificates for the tendered Shares, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile, mail or overnight courier to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         If Shares held in book-entry form are being tendered, a stockholder is not required to execute a Notice of Guaranteed Delivery; instead, such stockholder must indicate he is tendering such Shares in the Letter of Transmittal.

         Notwithstanding any other provision hereof, payment of the Offer Consideration for Shares tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of the tendered Shares, and a Letter of Transmittal (or facsimile thereof) with respect to such Shares, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal.

         Under no circumstances will interest on the Offer Consideration be paid by reason of any delay by the Depositary in payment to any person using the Guaranteed Delivery procedures. However, each stockholder whose Shares we purchase in the Offer will receive the Offer Consideration, which includes accrued and unpaid dividends, if any, up to, but not including, the Payment Date. The Offer Consideration for Shares tendered pursuant to the Guaranteed Delivery procedures will be the same as that for Shares delivered to the Depositary on or before the Expiration Date, even if the Shares to be delivered pursuant to the Guaranteed Delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made, until after the Payment Date.

         Backup Federal Income Tax Withholding. To prevent backup U.S. federal income tax withholding, each tendering stockholder that is a U.S. person must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 12, "Material United States Federal Income Tax Consequences."

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Shares pursuant to any of the procedures described above will be determined by us, in our sole discretion (which determination shall be final and binding). We reserve the absolute right, subject to applicable law, to reject any or all tenders of any Shares determined by us not to be in proper form or, if the acceptance for payment of, or payment for, such Shares may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect in any tender of Shares, whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offer and the Offer to Purchase (including the Letter of Transmittal and the Instructions thereto) shall be final and binding. None of us, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Shares, the stockholder will be entitled to receive the Offer Consideration.

                       4. WITHDRAWAL RIGHTS AND PROCEDURES

         Tenders of Shares may be withdrawn at any time on or prior to the Expiration Date. Shares not yet accepted for payment or exchange after the expiration of 40 business days from the commencement of the Offer may be withdrawn by tendering stockholders, even if after the Expiration Date.

         If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer, to the extent required by law.

         For a withdrawal of a tender of Shares to be effective, a written, hand delivered, mailed, couriered or facsimile notice of withdrawal must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must

               o specify the name of the person who tendered the Shares to be withdrawn;

               o contain the description of the Shares (including any Shares held in book-entry form) to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Shares (other than Shares held in book-entry form for which no certificate number need be given);

               o be signed by the stockholder in the same manner as the original signature on the Letter of Transmittal by which such Shares were tendered (including any required signature guarantees), if any, or be accompanied by (1) documents of transfer sufficient to have the Depositary register the transfer of the Shares into the name of the person withdrawing such Shares and (2) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such stockholder;

               o state that such stockholder is withdrawing such stockholder's election to have such Shares purchased; and

               o be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

         Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered by following one of the procedures described under Section 3, "Procedures for Accepting the Offering and Tendering Shares" at any time on or prior to the Expiration Date.

         Withdrawals of Shares can only be accomplished in accordance with the foregoing procedures.

         If any tendered Shares are not purchased pursuant to the Offer for any reason, the Shares will be returned to the tendering stockholders thereof or credited to the account maintained at DTC from which such Shares were delivered, unless otherwise requested by such stockholder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

         All questions as to the validity (including time of receipt), form and eligibility of notices of withdrawal with or without revocation will be determined by us, in our sole discretion, which determination shall be final and binding. None of us, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         There are no appraisal or other similar statutory rights available to a stockholder in connection with the Offer.

           5. BACKGROUND AND PURPOSE OF THE OFFER; PLANS AND PROPOSALS

         The Shares originally were issued on July 20, 2000 in connection with an exchange offer commenced on June 7, 2000 pursuant to which we issued one Share in exchange for each of the 100,000 shares of our Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A, then issued and outstanding. All the shares of Series A preferred stock tendered in the exchange offer were retired at that time, and there are no longer any shares of Series A preferred stock authorized, issued or outstanding. Each stockholder is entitled to tender all of its Shares. The Shares purchased pursuant to the Offer will be retired.

         The shares of Series A preferred stock surrendered in exchange for the Shares originally were issued in a private offering in December 1999.

         The Offer is being made in an effort to improve our overall financial condition and enhance our financial flexibility. Dividend payments with respect to the Shares dilute our reported per-share earnings and, because they are not tax-deductible are more costly to us, on an after-tax basis, than the interest charges with respect to an equivalent amount of our outstanding indebtedness. In addition, we believe that our current financial condition makes this a particularly opportune time to repurchase the Shares.

         We currently have no plans or proposals that relate to the acquisition of additional Shares by any person or entity, nor do we have any plans or proposals that relate to the issuance of additional Shares or other shares of preferred stock.

         To the extent we do not repurchase all the issued and outstanding Shares pursuant to the Offer and to the extent we are allowed pursuant to the terms of our outstanding indebtedness, we may in the future repurchase Shares in other tender offers or otherwise pursuant to the Certificate of Designation, Preferences and Rights of the Shares. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, the terms of our indebtedness, our business and financial position and general economic and market conditions.

         Except as disclosed herein, or as may occur in the ordinary course of our business, we currently have no plans or proposals that relate to or would result in:

         o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         o a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

         o any material change in our present dividend policy, indebtedness or capitalization;

         o any material change in the composition of our present board of directors or management, except as may be necessary or advisable pursuant to federal legislation or new rules promulgated by the NYSE;

         o    any other material change in our corporate structure or business;

         o a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

         o a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

         o    the suspension of our obligation to file reports pursuant to
              Section 15(d) of the Exchange Act; or

         o any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

         6. EFFECT OF THE OFFER ON THE MARKET FOR OUR SERIES B PREFERRED STOCK; REGISTRATION UNDER THE EXCHANGE ACT

         The Shares are not publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association. There is thus almost no liquidity for the Shares except pursuant to the terms of the Offer. As of the date of this Offer to Purchase, there were 100,000 Shares outstanding.

         Our common stock is publicly traded and registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders.

                      7. CERTAIN INFORMATION CONCERNING EOG

         We are a Delaware corporation, incorporated in 1985, that together with our subsidiaries explores for, develops, produces and markets natural gas and crude oil primarily in major producing basins in the United States of America, Canada, offshore Trinidad, the United Kingdom North Sea and from time to time, select other international areas.

         Our principal executive offices are located at 333 Clay Street, Suite 4200, Houston, Texas 77002-7361. Our telephone number is (713) 651-7000.

            8. INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES; PURCHASES

         Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor, to the best of our knowledge, any of our directors or executive officers or any associates or subsidiaries thereof, have effected any transactions in Shares during the 60 days before the date of this Offer to Purchase.

         Other than as described herein and except for outstanding options or other awards pursuant to benefit plans to purchase shares of common stock granted to certain employees (including executive officers) and except as otherwise described herein, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

                          9. SOURCE AND AMOUNT OF FUNDS

         This Offer is not conditioned upon our receipt of financing. The total amount of funds required to purchase all the Shares, before accrued and unpaid dividends, is approximately $107,401,000. We will have sufficient cash and cash equivalents to repurchase all validly tendered (and not withdrawn) Shares pursuant to the Offer.

                           10. CONDITIONS TO THE OFFER

         Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Shares, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer if, on or prior to the Expiration Date, any of the following (the "General Conditions") have occurred:

               o There shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the purchase of Shares pursuant to the Offer (the "Purchase") by or before any court or governmental regulatory or administrative agency, self-regulatory organization or authority or tribunal, domestic or foreign, which

                         o challenges the making of the Offer or the Purchase or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or the Purchase or otherwise adversely affects in any material manner the Offer or the Purchase or

                         o in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the Offer or the Purchase to us, viz., deploying our current excess capital toward the repurchase of securities that dilute our reported per-share earnings and require the payment of dividends that are not tax deductible; or

               o    There shall have occurred

                         o a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory),

                         o a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States,

                         o any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or

                         o any material adverse change in United States securities or financial markets generally, or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) and, other than the condition that we obtain all necessary governmental approvals, may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

                11. CERTAIN LEGAL MATTERS AND REGULATORY MATTERS

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition of Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We may delay the acceptance for payment of, or payment for, Shares tendered in the Offer only in the event that we are required to obtain regulatory and/or governmental approvals necessary for the consummation of the Offer. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 10, "Conditions to the Offer."

           12. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material United States federal income tax considerations that are generally applicable to holders of Shares that tender Shares pursuant to the Offer. You should be aware that this discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of such stockholders' individual circumstances and stockholders subject to special rules, such as dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain United States expatriates, holders of shares whose "functional currency" is not the United States dollar, foreign persons, holders who do not hold their Shares as capital assets or who hold their Shares as part of a hedging, integrated, conversion, constructive sale transaction or a straddle, an entity that is treated as a partnership or other pass-through for United States federal income tax purposes and holders subject to the alternative minimum tax. Nor does this discussion address the tax consequences of the Offer to any person under any non-income tax or any foreign, state or local tax laws.

         In addition, this discussion applies only to "U.S. Holders" (as defined below). For purposes of this discussion, a "U.S. Holder" means a beneficial holder of Shares that is, for United States federal income tax purposes:

         o    a citizen or resident of the United States;

         o a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

         o an estate, the net income of which is subject to United States federal income taxation regardless of its source; or

         o a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) with the authority to control all substantial decisions, or a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

         If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds our Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities and tax treatment of the partnership. If you are a partner in a partnership holding Shares, you should consult your own tax advisor.

         This discussion is based on the currently existing provisions of the Code, applicable United States Treasury regulations promulgated thereunder and administrative interpretations and court decisions as in effect as of the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect, or different interpretations. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

         Persons considering tendering their Shares should consult their own tax advisors concerning the United States federal income tax consequences of the Offer to them in light of their particular situations as well as any consequences under the laws of any other taxing jurisdictions, including the applicability of any state, local or foreign tax laws, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.

CHARACTERIZATION OF THE PURCHASE.

         Our purchase of a U.S. Holder's Shares will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The amount of cash received that represents the payment of accrued but previously-unpaid dividends will be treated as ordinary dividend income to a U.S. Holder for United States federal income tax purposes. Otherwise, except as discussed below, receipt by a U.S. Holder of cash for Shares validly tendered pursuant to the Offer will be treated as a sale or exchange, if certain conditions are met, and the U. S. Holder will recognize gain or loss in an amount equal to the difference between (1) the amount of cash received pursuant to the Offer and (2) the U.S. Holder's adjusted tax basis in the Shares surrendered pursuant to the Offer. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Shares generally will be a capital gain or loss if the Shares are a capital asset to the U.S. Holder, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time the Offer is completed. However, the tax consequences of the Offer may vary depending on the U.S. Holder's particular facts and circumstances, and the entire amount of cash received pursuant to the Offer may be treated as a dividend. That is, a U.S. Holder may, depending on his or her particular circumstances, be treated not as having sold his or her Shares, but rather as having received a distribution in respect of stock from us under Section 302 of the Code or Section 306 of the Code.

SECTION 302 ANALYSIS

         Under Section 302 of the Code, a U.S. Holder whose Shares are purchased by us will be treated as having sold such holder's Shares, and thus will recognize capital gain or loss if the purchase:

         o results in a "complete termination" of such holder's equity interest in us; or

         o    is "not essentially equivalent to a dividend" to such holder.

         Both of these tests, referred to herein as the "Section 302 tests," are explained in more detail below. If a U.S. Holder satisfies either of the Section 302 tests, the U.S. Holder will be treated as if such holder sold Shares to us and will recognize capital gain or loss in an amount equal to the difference between (1) the amount of cash received (other than amounts which represent accrued but unpaid dividends) pursuant to the Offer and (2) such U.S. Holder's adjusted tax basis in the Shares surrendered pursuant to the Offer. A U.S. Holder's adjusted tax basis in the Shares generally will equal the cost of the Shares held by such holder. Any gain or loss recognized by a U.S. Holder on the disposition of Shares generally will be long-term capital gain or loss if the U.S. Holder's holding period for the Shares that were sold exceeds one year as of the date of purchase by us. For this purpose, a U.S. Holder's holding period for such holder's Shares will include such holder's holding period for the shares of Series A preferred stock surrendered in exchange for the Shares. Long-term capital gains of individuals generally may be subject to tax at a lower rate. The deduction of capital losses is subject to certain limitations. U.S. Holders of Shares should consult their tax advisors regarding the treatment of capital gains and losses. Amounts of cash received upon our purchase of Shares that represent accrued but unpaid dividends will be subject to taxation as a dividend distribution in the manner discussed in the following paragraph.

         If a U.S. Holder does not satisfy any of the Section 302 tests explained below, our purchase of such holder's Shares will not be treated as a sale or exchange under Section 302 of the Code. Instead, the entire amount received by such U.S. Holder as a result of our purchase of Shares will be treated as a dividend distribution with respect to the Shares owned by such holder, to the extent of such holder's share of our current and accumulated earnings and profits, as calculated for United States federal income tax purposes. To the extent the amount of the distribution exceeds such U.S. Holder's share of our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of such holder's adjusted tax basis in the Shares owned by such holder and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that our purchase of a U.S. Holder's Shares is treated as the receipt by such holder of a dividend, such holder's adjusted tax basis in the purchased Shares will be added to any Shares retained by such holder, and if the U.S. Holder retains no Shares, the adjusted tax basis will be added to any other stock of EOG owned by such holder. In addition, such U.S. Holder would not be permitted to recognize any loss on the transaction. A U.S. Holder that is a corporation may be eligible for a dividends received deduction for amounts received that are treated as dividends under these rules.

         Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. Holders must take into account not only Shares and any other stock in EOG that they actually own but also Shares and any other EOG capital stock they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. Holder is treated as owning any Shares and any other EOG stock that is owned (actually, and in some cases, constructively) by certain related individuals and entities, as well as Shares and any other EOG stock that such holder has the right to acquire by exercise of an option or by conversion or exchange of another security, including any of our debt. Due to the factual nature of the Section 302 tests explained below, U.S. Holders should consult their own tax advisors to determine whether the purchase of their Shares qualifies for sale treatment in their particular circumstances.

         Section 302 Tests. One of the following tests must be satisfied with respect to a U.S. Holder in order for our purchase of Shares to be treated as a sale or exchange by such U.S. Holder for United States federal income tax purposes:

         Complete Termination Test. Assuming the U.S. Holder actually or constructively owns no stock in EOG other than the Shares, our purchase of his Shares will result in a "complete termination" of such holder's equity interest in EOG if (1) all the Shares that are actually owned by such holder are sold to us and (2) all the Shares that are constructively owned by such holder, if any, are sold to us or, with respect to Shares owned by certain related individuals, such holder effectively waives, in accordance with Section 302(c) of the Code, attribution of Shares which otherwise would be considered as constructively owned by such holder. U.S. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their own tax advisors.

         Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. Holder's Shares will be treated as "not essentially equivalent to a dividend" if the reduction in such holder's proportionate interest in EOG as a result of the purchase constitutes a "meaningful reduction" given such holder's particular circumstances. Whether the receipt of cash by a U.S. Holder who sells Shares will be "not essentially equivalent to a dividend" will depend upon such holder's particular facts and circumstances. The factors to be considered in determining whether a reduction in a stockholder's proportionate interest in a corporation results in a "meaningful reduction" relate to the stockholder's right to vote and exercise control, the right to participate in current earnings and accumulated surplus and the right to share in net assets on liquidation. U.S. Holders should consult their own tax advisors as to the application of this test in their particular circumstances.

SECTION 306 ANALYSIS

         In general, if the Shares constitute Section 306 stock to a U.S. Holder, the amount realized by such U.S. Holder in redemption of such Shares will not be offset by his adjusted tax basis in such Shares and will result in dividend income treatment to the extent of our available earnings and profits, unless the redemption completely terminates such holder's entire actual and constructive ownership interest in our equity (as described under the caption "Complete Termination Test" above). If the redemption of such Shares results in dividend income treatment, to the extent the amount of the distribution exceeds a U.S. Holder's share of our available earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of such U.S. Holder's adjusted tax basis in the Shares owned by such holder and any remainder will be treated as capital gain (which may be long-term capital gain as described above). In addition, if amounts received by a U.S. Holder are treated as a dividend under these rules, such U.S. Holder would not be permitted to recognize any loss. A U.S. Holder that is a corporation may be eligible for a dividends received deduction for amounts received that are treated as dividends under these rules. The law is unclear as to the treatment of any unused tax basis in a U.S. Holder's Shares if the redemption of such Shares results in dividend income treatment to such U.S. Holder under Section 306 of the Code.
Section 306 stock generally includes certain preferred stock received as a stock dividend on common stock, certain preferred stock received in a tax-free reorganization and stock the basis of which is determined by reference to
Section 306 stock. U.S. Holders should consult their tax advisors as to the particular consequences to them in such a case.

BACKUP WITHHOLDING

         Under certain circumstances, U.S. Holders may be subject to backup withholding (currently a rate of 28%) with respect to the amount of consideration received in connection with such holder's sale of Shares pursuant to the Offer, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, certifies that such number is correct and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

         The United States federal income tax discussion set forth above is for general information only. It is a summary and does not discuss all aspects of United States federal income taxation that may be relevant to particular U.S. Holders in light of their particular circumstances and income tax situations. U.S. Holders should consult their own tax advisors as to the particular tax consequences to them of the Offer, including the effect of any federal, state, local, foreign or other tax laws.

               13. THE DEALER MANAGERS, THE INFORMATION AGENT AND
                                 THE DEPOSITARY

DEALER MANAGERS

         We have engaged UBS Securities LLC, which we refer to as "UBS," and Lehman Brothers Inc., which we refer to as "Lehman Brothers", to act as the Dealer Managers in connection with the Offer. In this capacity, UBS and Lehman Brothers may contact stockholders or beneficial owners of the Shares regarding the Offer and may ask brokers, dealers, commercial banks and others to mail this document and other materials to beneficial owners of the Shares. We have agreed to pay each of UBS and Lehman Brothers a customary fee and reimburse each of them for their expenses in connection with the Offer. In addition, we have agreed to indemnify the Dealer Managers for certain liabilities they may incur, including liabilities under securities laws.

         At any given time, UBS and Lehman Brothers may trade the Shares or any of our other securities for their own accounts, or for the accounts of their customers, and accordingly, may hold a long or short position in the Shares or those securities. Neither UBS nor Lehman Brothers is obligated to make a market in the Shares.

         UBS and Lehman Brothers and their respective affiliates in the past have provided, and may provide in the future, investment banking and other financial services to us and our subsidiaries for which they have received, and would receive, customary compensation.

INFORMATION AGENT

         D.F. King & Co., Inc. has been appointed as Information Agent for the Offer. We will pay the Information Agent customary fees for its services and reimburse it for its reasonable expenses. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

DEPOSITARY

         D.F. King & Co., Inc. also has been appointed as Depositary for the Offer. We will pay the Depositary customary fees for its services and reimburse it for its reasonable expenses. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. Any holder or beneficial owner that has questions concerning tender procedures or whose Shares have been mutilated, lost, stolen or destroyed should contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

         None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning us or our subsidiaries or the Shares contained in this Offer to Purchase, including information that is incorporated by reference, or in the Letter of Transmittal and other related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

                              14. FEES AND EXPENSES

         We expect to incur reasonable and customary fees and expenses in connection with the Offer. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the Letter of Transmittal and related documents to the beneficial owners of Shares and in handling or forwarding tenders of Shares by their customers.

         In connection with the Offer, our directors and officers may solicit tenders of Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These directors and officers will not be specifically compensated for these services.

         No brokerage commissions will be payable by tendering holders of Shares to us, the Dealer Managers, the Information Agent or the Depositary. Stockholders who tender their Shares through a broker, dealer, commercial bank, trust company or other nominee should contact such institution as to whether it charges any service fees.

                                15. MISCELLANEOUS

         We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Shares be accepted from or on behalf of) the stockholders residing in such jurisdiction.

         No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

         Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary at its address set forth on the back cover of this Offer to Purchase.

                          The Depositary for the Offer:

                              D.F. King & Co., Inc.

                 By Hand Delivery, Registered or Certified Mail:
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                            Attention: Kristian Klein

                                  By Facsimile:
                        (For Eligible Institutions Only)

                        Facsimile Number: (212) 809-8839
                        For Confirmation: (212) 232-2247

         Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address listed below. A stockholder may also contact his broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                Banks and brokers call: (212) 269-5550 (collect)
                    All others call toll free: (800) 628-8532

                     The Dealer Managers for the Offer are:

        UBS INVESTMENT BANK                        LEHMAN BROTHERS
       677 Washington Blvd.                  745 Seventh Avenue, 5th Floor
     Stamford, Connecticut 06901               New York, New York 10019
  Attn: Liability Management Group       Attention: Liability Management Group
    Call Collect: (203) 719-4210              Call Collect: (212) 528-7581
   Toll-Free: (888) 722-9555 x4210             Toll Free: (800) 438-3242